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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                         DATA TRANSMISSION NETWORK CORP
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    238017107
       ------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------------------------------------------------------
CUSIP No. 238017107                   13G                   Page __ of __ Pages
-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Furman Selz Capital Management LLC
------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                                (b)  [ ]
------------------------------------------------------------------------------
    3      SEC USE ONLY
------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware
------------------------------------------------------------------------------
  NUMBER OF    |  5  |   SOLE VOTING POWER                  701,600
   SHARES      |     |
BENEFICIALLY   |     |
  OWNED BY     |  6  |   SHARED VOTING POWER                N/A
   EACH        |     |
 REPORTING     |  7  |   SOLE DISPOSITIVE POWER             701,600
  PERSON       |     |
   WITH        |  8  |   SHARED DISPOSITIVE POWER           N/A
------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          701,600
------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                             [ ]
------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          .6%
------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          IA
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP No. 238017107                                        Page __ of __ Pages
-------------------------------------------------------------------------------

Item 1(a)      Name of Issuer:

                        Data Transmission Network Corp

Item 1(b)      Address of Issuer's Principal Executive Offices:

                        110 West Dodge Road, Omaha, NE 68114

Item 2(a)      Name of Person Filing:

                        Furman Selz Capital Management LLC

Item 2(b)      Address of Principal Business Office:

                        230 Park Ave,

Item 2(c)      Place of Organization:

                        Delaware

Item 2(d)      Title of Class of Securities:

                        Common

Item 2(e)      CUSIP Number:             238017107

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

 (a)      [ ]     Broker or Dealer registered under Section 15 of the Act

 (b)      [ ]     Bank as defined in section 3(a)(6) of the Act

 (c)      [ ]     Insurance Company as defined in section 3(a)(19) of the Act

 (d)      [ ]     Investment Company registered under section 8 of the
                  Investment Company Act

 (e)      [ ]     Investment Adviser registered under section 203 of the
                  Investment Advisers Act of 1940

 (f)      [ ]     Employee Benefit Plan. Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                  1974 or Endowment Fund: 240.13d-1(b) (1)(ii)(F)

 (g)      [ ]     Parent Holding Company, in accordance with 240.13d-1(b)(ii)
                  (G) (Note: See Item 7)

 (h)      [ ]     Group, in accordance with 240.13d-1(b)(1)(ii)(H)

-------------------------------------------------------------------------------
CUSIP No. 238017107                                         Page __ of __ Pages
-------------------------------------------------------------------------------

Item 4      Ownership.

            (a) Amount Beneficially Owned:              701,600

            (b) Percent of Class:                       .6%

            (c) Number of shares as to which such person has:

                     (i)       sole power to vote or to direct the vote

                                        701,600

                     (ii)      shared power to vote or to direct the vote

                                        N/A

                     (iii)     sole power to dispose or to direct the
                               disposition of

                                        701,600

                     (iv) shared power to dispose or to direct the disposition of

                                         N/A

Item 5      Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the benefial owner of more than five percent of the class of securities, chaeck the following: N/A [ ]

Item 6      Ownership of More than Five Percent on Behalf of
            Another Person.

                              N/A

Item 7      Identification and Classification of the Subsidiary
            Which Acquired the Security Being Reported on By the
            Parent Holding Company.

                              N/A

Item 8      Identification and Classification of Members of the Group.

                              N/A

Item 9      Notice of Dissolution of Group.

                              N/A

Item 10     Certification

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

           Date:
                 ----------------------------------------

           Signature:
                     ------------------------------------

           Name/Title: /s/ Steven D. Blecher
                       ----------------------------------
                       Vice Chairman